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EXHIBIT 23.1

I. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The 1165(e) Retirement Plan Committee

The Oriental Bank CODA Profit Sharing Plan:

We consent to the incorporation by reference in the registration statement No. 333-102696 on Form S-8 of OFG Bancorp of our report dated June 27, 2019, with respect to the statements of net assets available for benefits of The Oriental Bank CODA Profit Sharing Plan as of December 31, 2018 and 2017, the related statements of changes in net assets available for benefits for the year ended December 31, 2018, and the related notes, and the supplemental schedule of Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2018, which report appears in the December 31, 2018 annual report for Form 11-K of The Oriental Bank CODA Profit Sharing Plan.

/s/ KPMG LLP

June 27, 2019

San Juan, Puerto Rico

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